Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-4 Registration Statement  on Form S-8 No. 333-131817 pertaining to Micromet, Inc.’s 2006 Equity Incentive Award Plan of our reports dated March 16, 2009, with respect to the consolidated financial statements of Micromet, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Micromet Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
November 5, 2009